Exhibit 99.1

Chiron Corporation
4560 Horton Street
Emeryville, California 94608-2916
510.655.8730

October 20, 2005

Howard Pien

Chairman & CEO

Chiron Corporation

4560 Horton St.

Emeryville, CA 94608

Dear Howard:

This letter further amends your offer letter, dated March 19, 2003, as first amended May 27, 2004, (the “Offer Letter”) and supersedes Sections 6(a) and 6(c) thereof with respect to reimbursement of your relocation expenses.

Effective within 5 days of your signing this letter, Chiron will make a one-time payment to you of $271,837 less applicable tax withholdings, in lieu of and in satisfaction in full of any further relocation and other benefits payable to you under Sections 6(a) and
6(c) of the Offer Letter.

It is understood and agreed that Chiron will not incur or reimburse you for any additional costs or expenses related to your relocation to California and that this letter of amendment supersedes Sections 6(a) and (c) of the Offer Letter in its entirety.

All other provisions of the Offer Letter not otherwise amended by the provisions of this letter remain in place.

Sincerely,

/s/ Anne Hill
Anne Hill
Vice President
Human Resources

Please indicate your understanding and acceptance of the terms of this amendment by signing this letter and returning it to me as soon as possible.

/s/ Howard H. Pien
Name: Howard H. Pien
Title: Chairman and CEO
Date:	October 20, 2005